UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): March 23, 2000



                               SAXTON INCORPORATED
             (Exact name of registrant as specified in its charter)



                                     NEVADA
                 (State or other jurisdiction of incorporation)



                0-22299                                  88-0223654
        (Commission File Number)              (IRS Employer Identification No.)



                 5440 W. SAHARA AVENUE, LAS VEGAS, NEVADA 89146
              (Address of principal executive offices) (Zip code)



                                 (702) 221-1111
              (Registrant's telephone number, including area code)



                                       NA
          (Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS.

      On March 23, 2000, the Company issued the attached press release.


ITEM 7(C).  EXHIBITS.

Number      Description                             Method of Filing

99.1        Press Release dated March 23, 2000      Filed herewith



                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  March 24, 2000                    SAXTON INCORPORATED
                                         (Registrant)



                                         By:       /S/ JAMES C. SAXTON
                                            ------------------------------------
                                                      James C. Saxton
                                            Chairman of the Board, President and
                                                  Chief Executive Officer

                                                     FOR:  SAXTON INCORPORATED

                                                       FROM:  Martin Skala, VP

                                           Jonathan Gordon, Investor Relations

                                                    Porter, LeVay & Rose, Inc.

                                                                  (212) 564-4700



                                            James C. Saxton, Company President
                                       CEO and Interim Chief Financial Officer
                                                      CONTACT:  (702) 221-1111

                                                     Paula Yakubik, Mass Media
                                                                (702) 433-4331

           SAXTON INCORPORATED TO REPORT LOSS FOR FOURTH QUARTER 1999

           PLANS ASSET SALES, DEBT RESTRUCTURING TO IMPROVE CASH FLOW

LAS VEGAS, NV, March 23, 2000 - Saxton Incorporated (NASDAQ NMS: SXTN), announced that, although it has not finally determined its results for the fourth quarter and year ended Dec. 31, 1999 it expects to report a significant loss for the fourth quarter and may report a loss for the year, depending on the resolution of certain asset valuation issues. The final release of earnings for the year is not expected to be available before April 14, 2000. The fourth quarter loss is attributable to a number of adverse developments. The company's construction projects in Nevada and Utah experienced a work slowdown in the fourth quarter and a stoppage in the first quarter of 2000, due to insufficient cash flows to pay subcontractors.

      During the quarter, the company also experienced difficulty meeting its loan repayment obligations in a timely manner, and as a result, certain creditors have initiated actions to declare the company in default.

      Beginning in the fourth quarter of 1999 and continuing to the present, the company has been diligently working a debt-restructuring plan and is engaged in negotiations with lenders, suppliers and subcontractors. It is likely that any restructuring plan will include sales of portfolio properties as well as selected land holdings. Several properties, both residential and commercial, are currently in escrow, awaiting completion of sale.

      During the fourth quarter of 1999, the company entered into negotiations relating to a sale/leaseback transaction on four of its commercial office buildings. Although the original interested party was unable to secure financing, the company recently reached sales agreements with two alternative buyers for two of the four buildings. "In our effort to grow the company, we were too aggressive in our property acquisition program and encountered liquidity problems, which we will try to resolve through a combination of asset sales and debt restructuring," said President and CEO James Saxton. "We attempted a private offering for $50 million in July 1999 that did not materialize. At this point, we are not able to accurately anticipate the timing of certain cash flows, including the approximately $6 million cash injection that was to be realized from the sale/leaseback transaction. We are working diligently to restructure our debt and strengthen our balance sheet. As previously announced, we are operating with a reduced staff and continuing our focus on cost reduction, until our debt restructuring plan is completed and we can resume normal operations," Saxton concluded.

      On March 13, 2000, pursuant to a purchase agreement with Volunteers of America (VOA) National Housing Corp. which was negotiated in the third quarter of 1999, the company issued 457,142 shares of Saxton common stock to acquire certain of VOA's Tax Credit Partnerships. The purchase agreement requires the Company to deliver to VOA $1,000,000 worth of stock (457,142 shares at $2.25 per share, the market price on March 12, 2000). These shares represent approximately

5.8% of the Company's common stock issued and outstanding on March 12, 2000. The company also agreed to pay $325,000 in cash to VOA, of which $125,000 has already been paid, with the remainder to be paid in annual installments, over the next two years.

      Saxton Incorporated is a diversified real estate development company, specializing principally in affordable homebuilding in the growing Las Vegas, Phoenix, Salt Lake City, Reno and Tucson markets. The company's business consists of four components: (i) the design, development, construction and sale of single-family homes; (ii) the performance of design-build services for third-party clients, including tax credit partnerships; (iii) the design, development and construction of income-producing portfolio properties; and (iv) property operations and management. For more information on Saxton Incorporated, please visit the company's web site at www.SXTN.com. Forward-looking statements in this news release are made under the safe harbor provision of the Private Securities Litigation Reform Act of 1995.

      CERTAIN IMPORTANT FACTORS COULD CAUSE RESULTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED BY THE FORWARD-LOOKING STATEMENTS, INCLUDING THE IMPACT OF CHANGED ECONOMIC OR BUSINESS CONDITIONS, THE IMPACT OF COMPETITION, OTHER RISKS FACTORS INHERENT IN THE HOMEBUILDING AND REAL ESTATE INDUSTRIES AND OTHER FACTORS DISCUSSED FROM TIME TO TIME IN REPORTS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION.